Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into as of November 18, 2008 (the “Effective Date”) by and between NovaRay Medical, Inc., a Delaware corporation with its principal place of business at 39655 Eureka Drive, Newark, California 94560 (“Company”) and William Frederick, who resides in Newark, California 94560 (“Executive”) (collectively, the “parties”).

RECITALS

WHEREAS, Executive desires to be employed by the Company and the Company desires to employ the Executive pursuant to the terms and conditions herein.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment. Company shall employ Executive as of December 8, 2008 and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2. Duties.

2.1. Position. Executive shall be employed by the Company to render services to the Company in the position of Chief Financial Officer reporting to the Company’s Chief Executive Officer. Executive shall prepare and is responsible for monthly, quarterly and annual financial statements of the Company and notes thereto; for filing of required documents with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 and Securities Exchange Act of 1934, as amended; for developing and implementing appropriate internal control procedures; for investor relations activity of the Company including without limitation analyst conference calls, investor conferences, communications with research analysts and financial press releases; and for financial and budgetary planning of the Company. Executive shall perform faithfully and diligently such duties, as well as such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Company. Executive also agrees to serve under additional offices, capacities or as a director of Company or any subsidiary upon request, without further compensation. Company reserves the right to reasonably modify Executive’s duties at any time in its sole discretion.

2.2. Best Efforts/Full-time. Executive will expend Executive’s best efforts on behalf of Company, and will abide by all practices, policies and decisions made or modified by Company from time to time in the Company’s sole discretion, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Company at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties, unless Executive notifies Company in advance of Executive’s desire to engage in other work or business activities and receives Company’s express written consent to do so. Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement, (i) accept any other employment, or engage, directly or indirectly, in any activity, paid or unpaid, that creates an actual or potential conflict of interest with Company (including but not limited to any work or business activity that is or might be competitive with, or that might place Executive in a competing position to that of Company) or that might interfere with Executive’s duties and responsibilities hereunder.

2.3. Work Location. Executive’s principal place of work shall be located in Newark, California, at Company’s offices.

3. Term. The employment relationship pursuant to this Agreement shall be for an initial term commencing on December 1, 2008 and continuing until terminated in accordance with Section 7 below.

4. Compensation.

4.1. Salary. As compensation for the proper and satisfactory performance of all duties to be performed by Executive hereunder, Company shall pay to Executive a base salary of $225,000.00 per year, less applicable withholdings, payable in accordance with the normal payroll practices of Company (the “Base Salary”). The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice. In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will be entitled to receive his Base Salary earned through the date of such termination.

4.2. Incentive Compensation. Executive may be granted incentive compensation in the Company’s discretion. If Company, in its sole and absolute discretion, grants Executive incentive compensation, the terms, amount and payment of such incentive compensation will be determined solely by Company. The Company shall recommend to the Board of Directors that Executive be eligible for incentive compensation for the first year of employment targeted at twenty-five percent (25%) of Executive’s base salary, with total compensation targeted at $281,250. Incentive compensation may be payable in either cash or stock of the Company or any combination thereof at the election of the Company and pursuant to terms and conditions established by the Board of Directors of the Company.

4.3. Stock Options. Executive may be granted stock options from time to time in the discretion of Company subject to the terms and conditions of a Company approved stock option plan and pursuant to the stock option agreement under which such options are granted. The Company shall recommend to the Board of Directors that Executive be provided with an option to purchase 150,000 shares of the Common Stock of the Company. This recommendation will be considered for approval at the Company’s next Board of Directors meeting in December 2008. Executive’s entitlement to any stock options that may be approved is conditioned upon Executive’s signing of the Stock Option Agreement and is subject to its terms and the terms of the Company’s Stock Incentive Plan under which the options are granted, including vesting requirements of twenty-five percent (25%) after continued employment of one full year and 1/48 after each full month of continued employment thereafter.

4.4. Performance and Salary Review. Company will periodically review Executive’s performance on no less than an annual basis. Executive’s salary or other compensation may be adjusted from time to time in Company’s sole and absolute discretion.

5. Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to similarly-situated executives of Company subject to the terms and conditions of Company’s benefit plan documents as may be amended from time to time in the Company’s sole discretion. Company reserves the right to modify or eliminate the benefits on a prospective basis, at any time, effective upon notice to Executive.

6. Termination of Employment.

6.1. Termination for Cause by Company. Company may terminate Executive’s employment immediately at any time for Cause if: (a) Executive engages in any acts or omissions constituting gross negligence, recklessness, physical harm to any person, breach of trust, willful misconduct or dishonesty or engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (b) Executive breaches a material term of this Agreement; (c) Executive is convicted of or enters a plea of nolo contendere for fraud, misappropriation or embezzlement, or of any crime or engaging in any conduct which Company, in its discretion, determines has or may adversely impact Company; (d) Executive breaches his fiduciary duties toward Company; (e) Executive breaches or violates his obligations under the Confidential Information and Invention Assignment Agreement referenced in Section 8 below; (f) Executive persistently fails to satisfactorily perform his duties and responsibilities; (g) Executive refuses to follow or implement a specific, lawful direction or order of the Company or its Board of Directors provided that the Company notifies the Company’s independent registered public accounting firm of such direction or order upon such refusal by Executive and Executive continues such refusal after such notification; (h) the Company restates any financial statement filed with the SEC after December 1, 2008 or note thereto resulting from, arising out of or in connection with any negligent act or omission of Executive and the Company files a notification of Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review under Form 8-K, other than restatements solely caused by accounting rule changes effected after the filing date of such financial statement or note or restatements to the Annual Report on Form 10-K for the year ending December 31, 2008 or any year prior to such year; or (i) Executive dies or becomes mentally or physically incapacitated and cannot perform the essential functions and duties of his position. In the event Executive’s employment is terminated in accordance with this Section 6.1, Executive shall be entitled to receive only (x) his Base Salary then in effect, earned through the date of such termination, (y) benefits coverage through the date of such termination, and (z) reimbursement of business expenses properly incurred prior to the date of such termination and submitted in accordance with the Company’s policies (collectively referred to as “Standard Entitlements”). All benefits and perquisites of employment shall cease as of the date of termination, and all other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished on the date of termination. Without limiting the foregoing, in the event of a termination for Cause, Executive will not be eligible to receive the Severance Benefits or any part thereof described in subparagraph 6.2 or 6.4 below.

6.2. Termination Without Cause By Company/Severance. Executive’s employment with the Company shall be “at-will” at all times. The Company may terminate Executive’s employment under this Agreement without Cause at any time without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. In the event of such termination, Executive will receive the Standard Entitlements plus the following Severance Pay: (a) three (3) months of Executive’s Base Salary then in effect on the date of termination, payable in the form of salary continuation, and three (3) months of Executive’s health care benefits then in effect on the date of termination provided the cost to the Company of such health care benefits does not exceed the cost in effect on the date of termination and for such salary continuation and such health care benefits, provided such termination occurs after seven (7) months of continued employment with the Company and (b) an additional three (3) months of Executive’s Base Salary then in effect on the date of termination, payable in the form of salary continuation, and an additional three (3) months of Executive’s health care benefits then in effect on the date of termination provided the cost to the Company of such health care benefits does not exceed the cost in effect on the date of termination and for such salary continuation and such health care benefits, provided such termination occurs after twelve (12) months of continued employment with the Company (the “Severance Pay”). The Severance Pay will be payable in accordance with Company’s regular payroll cycle. If Executive breaches any provision of Section 7, 8 or 9 during any period in which Executive receives Severance Pay, Executive shall immediately cease to be entitled to receive such Severance Pay. Executive’s receipt of the Severance Pay will be contingent upon: (x) Executive’s compliance with all surviving provisions of this Agreement as specified in subparagraph 14.7 below; and (y) Executive’s execution of a full general release in a form provided by the Company, releasing all claims, known or unknown, that Executive may have against Company arising out of or any way related to Executive’s employment or termination of employment with Company. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.

6.3. Voluntary Resignation By Executive. Executive may voluntarily resign Executive’s position with Company at any time on thirty (30) days advance written notice. The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period as long as the Company pays Executive’s Base Salary through the last day of the thirty (30) day notice period. In the event of Executive’s resignation, Executive shall be entitled to receive only the Standard Entitlements. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, in the event Executive resigns from his employment with the Company, Executive will not be entitled to receive the Severance Pay or Severance Benefits described in Section 6.2 or 6.4 herein.

6.4. Termination of Executive Following Change In Control.

(a) Severance Benefits. If Executive’s employment is terminated by Company without Cause or by Executive for Good Reason (as that term is defined below) within one year after a Change in Control (as that term is defined below), Executive shall be entitled to receive the

Standard Entitlements. In addition, Executive also shall receive in lieu of any Severance Pay, salary continuation or health care benefits set forth in Section 6.2 above (i) twelve (12) months of Executive’s Base Salary then in effect on the date of termination, payable in the form of salary continuation; (ii) twelve (12) months of Executive’s health care benefits then in effect on the date of termination provided the cost to the Company of such health care benefits does not exceed the cost in effect on the date of termination; and (iii) full accelerated vesting of all stock options, provided Executive complies with the conditions set forth in subparagraph 6.2(x)-(y) above. The Severance Pay will be payable in accordance with Company’s regular payroll cycle. If Executive breaches any provision of Section 7, 8 or 9 during any period in which Executive receives Severance Pay, Executive shall immediately cease to be entitled to receive such Severance Pay. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished as of the date of termination.

(b) Good Reason. Executive’s termination shall be for “Good Reason” if Executive provides written notice to Company of the Good Reason within six (6) months of the event constituting Good Reason and provides Company with a period of twenty (20) days to cure the Good Reason and Company fails to cure the Good Reason within that period. For purposes of this Agreement, “Good Reason” shall mean any of the following events if (i) the event is effected by Company without the consent of Executive and (ii) such event occurs after a Change in Control (as hereinafter defined): (A) a change in Executive’s position with Company which materially reduces Executive’s duties or responsibilities; (B) a material reduction in Executive’s Base Salary, except for reductions that are comparable to reductions generally applicable to similarly situated executives of Company; or (C) a relocation of Executive’s principal place of employment by more than fifty (50) miles.

(c) 280G. If, due to the benefits provided under Section 6.4(a) above and/or any other benefits, Executive is subject to any excise tax due to characterization of any amounts payable under Section 6.4(a) and/or any other benefits as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), Executive may elect, in Executive’s sole discretion, to reduce the amounts payable under Section 6.4(a) and/or any other benefits in order to avoid any “excess parachute payment” under Section 280G(b)(1) of the Code.

(d) Change of Control. A Change of Control is defined as any one of the following occurrences but excluding an occurrence resulting from or arising out of an equity financing of the Company:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company, a trustee or other fiduciary holding securities of Company under an employee benefit plan of Company or by a person or persons that directly or indirectly controls, is controlled by, or is under common control with, the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act) of the securities of Company representing more than fifty percent (50%) of the Company’s then-outstanding Common Stock, the Company’s Common Stock issuable upon conversion of its then outstanding Preferred Stock and Preferred Stock issuable upon exercise of then-outstanding warrants, and the Company’s Common Stock issuable upon exercise of then-outstanding warrants and stock options; or

(ii) The Company is party to a merger or consolidation that results in the holders of voting securities of Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation.

6.5. Termination Obligations. Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, Executive shall reasonably cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

7. Competitive Employment. During the term of Executive’s employment with Company, and during any period during which Executive is receiving Severance Pay or Severance Benefits from Company (pursuant to Sections 6.2 or 6.4(a)), Executive agrees that Executive will not directly compete with Company in any way, and will not act as an officer, director, executive, consultant, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive’s employment with Company, as may be determined by Company in its reasonable discretion. Further, Executive agrees not to refer any customer or client or potential customer or potential client to competitors of Company without Company’s written consent during the term of Executive’s employment with Company or during any period in which Executive is receiving Severance Pay or Severance Benefits from Company (pursuant to Section 6.2 or 6.4(a)).

8. Confidentiality and Proprietary Rights. Executive agrees to abide by Company’s Proprietary Rights policies and to protect the intellectual property of Company. Executive has signed, contemporaneously with the execution of this Agreement, a Confidential Information and Invention Assignment Agreement, which is incorporated herein by this reference.

9. Non-Solicitation.

9.1. Non-Solicitation of Employees and Independent Contractors. Executive agrees that during Executive’s employment with Company and for a period of one year after the termination of Executive’s employment with Company for any reason, in addition to Executive’s other obligations hereunder or under the Confidential Information and Invention Assignment Agreement, Executive will not directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s relationship with any employee or independent contractor; solicit, induce, recruit or encourage any of Company’s employees or independent contractors to discontinue their employment or services with Company; or cause others to solicit, induce, recruit or encourage any of Company’s employees or independent contractors to discontinue their employment or services with Company.

9.2. Non-Solicitation of Customers. Executive acknowledges that proprietary information about Company’s customers is confidential and constitutes trade secrets of Company. Executive agrees that during Executive’s employment with Company and for a period of one year following the termination of Executive’s employment with Company, in addition to Executive’s other obligations hereunder or under the Confidential Information and Invention Assignment Agreement, Executive will not, either directly, separately or in association with others, do any of the following: (i) make known, to any person, firm or corporation, the names and addresses of any of the customers of Company or contacts of Company or any other information pertaining to such persons; (ii) call on, solicit, take away, divert or attempt to call on, solicit, take away or divert any business with any customers, client members, business partners or suppliers of Company on whom Executive called or with whom Executive became aware or acquainted during Executive’s association with Company, whether for Executive or for any other person, firm or corporation; or (iii) use or make known to any person or entity, the strategies, tactics, practices, and procedures by which Company does business.

10. Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in Sections 8 and 9 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security, in addition to whatever remedies it may have in law, in equity, or otherwise.

11. Return of Company Property. On termination of employment with Company for whatever reason, or at the request of Company before termination, Executive agrees to promptly deliver to Company all records, files, computer disks, memoranda, documents, lists and other information regarding or containing any Proprietary Information (as defined in the Confidential Information and Invention Assignment Agreement executed herewith), including all copies, reproductions, summaries or excerpts thereof, then in Executive’s possession or control, whether prepared by Executive or others. Executive also agrees to promptly return, upon termination or at any time upon Company’s request, any and all Company property issued to Executive, including but not limited to computers, facsimile transmission equipment, cellular phones, keys and credits cards. Executive further agrees that should Executive discover any Company property or Proprietary Information in Executive possession after Executive’s termination and departure from Company, Executive agrees to return it promptly to Company without retaining copies or excerpts of any kind.

12. No Violation of Rights of Third Parties. Executive warrants that Executive’s performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive prior to Executive’s employment with Company. Executive agrees not to disclose to Company, or induce Company to use, any confidential or proprietary information or material belonging to any previous employers or others. Executive warrants that Executive is not a party to any other agreement that will interfere with Executive’s full compliance with this Agreement. Executive further agrees not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

13. Agreement to Arbitrate. Executive agrees to sign and be bound by the terms of the Company’s Arbitration Agreement, which is incorporated herein by this reference.

14. General Provisions.

14.1. Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

14.2. Waiver. This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches.

14.3. Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

14.4. Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

14.5. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California.

14.6. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth above, or such other address as either party may specify in writing.

14.7. Survival. Sections 7 (“Competitive Employment”), 8 (“Confidentiality and Proprietary Rights”), 9 (“Non-Solicitation”), 10 (“Injunctive Relief”), 11 (“Return of Company Property”) 13 (“Agreement to Arbitrate”), 14 (“General Provisions”) and 15 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by Company.

14.8. Taxes. All amounts paid under this Agreement shall be paid less all applicable state and federal tax withholdings (if any) and any other withholdings required by any applicable jurisdiction or authorized by Executive. Notwithstanding any other provision of this Agreement whatsoever, it is the intention of the parties that this Agreement complies with Section 409A. The Company and Executive will work together in good faith to consider either (i) amendments to this Agreement or (ii) revisions to the Agreement with respect to any payments under this Agreement, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Executive under Section 409A of the Code (relating to deferred compensation arrangements) and any related administrative guidance issued by the Internal Revenue Service.

Notwithstanding anything to the contrary in this Agreement, no severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, referred to as the “Deferred Compensation Separation Benefits”) will be payable until Executive has a “separation from service” within the meaning of Section 409A. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of his separation from service (other than due to death) then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following his separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of his separation from service (the “Specified Employee Delay”). All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if his death occurs following his separation from service but prior to the six (6) month anniversary of such separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of his death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Internal Revenue Service and United States Department of Treasury administrative guidance promulgated under Title 26 of the United States Code (the “Treasury Regulations”).

Any amount paid under the Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of this paragraph.

Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of the immediately preceding paragraph above. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (A) his annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of his separation from service as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which his employment is terminated.

15. Entire Agreement. This Agreement, including the Company’s Confidential Information and Invention Assignment Agreement, the Company’s Arbitration Agreement and the Company’s Stock Incentive Plan herein incorporated by reference, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement. This Agreement may be amended or modified only with the written consent of Executive and the Board of Directors of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

Dated: November 18, 2008	/s/ William Frederick
William Frederick

Dated: November 18, 2008	NovaRay Medical, Inc.

	By:	/s/ Jack Price
Jack Price
Chief Executive Officer NovaRay Medical, Inc.